UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)*

                                   Funco, Inc.
                      -------------------------------------
                                (NAME OF ISSUER)

                     Common Stock, Par Value $.01 Per Share
                     --------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                   360762-10-8
                     --------------------------------------
                                 (CUSIP NUMBER)


                                  June 16, 2000
               ---------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                  [ ] Rule 13d-1(b)
                  [ ] Rule 13d-1(c)
                  [ ] Rule 13d-1(d)

         The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

------------------------------------------- -------------------------------- -----------------------------------------
CUSIP No. 360762-10-8                                                        Page 2 of 5 pages,
                                                                             including exhibits
------------------------------------------- -------------------------------- -----------------------------------------

------- --------------------------------------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

             David R. Pomije

------ ---------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (a) [ ]
                                                                                                        (b) [ ]

------ ---------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY


------ ---------------------------------------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

---------------------------------------- ------- ---------------------------------------------------------------------
                                         5       SOLE VOTING POWER
               NUMBER OF                                                                          -0-
                SHARES
                                         ------- ---------------------------------------------------------------------
                                         6       SHARED VOTING POWER
             BENEFICIALLY                                                                         -0-
               OWNED BY
                                         ------- ---------------------------------------------------------------------
                                         7       SOLE DISPOSITIVE POWER
                 EACH                                                                             -0-
               REPORTING
                                         ------- ---------------------------------------------------------------------
                                         8       SHARED DISPOSITIVE POWER
                PERSON                                                                            -0-
                 WITH
-------- -------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                     -0-
-------- -------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                [ ]
-------- -------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                      -0-
-------- -------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
                                                      IN
-------- -------------------------------------------------------------------------------------------------------------




                                  SCHEDULE 13G

------------------------------------------- -------------------------------- -----------------------------------------
CUSIP No. 360762-10-8                                                        Page 3 of 5 pages,
                                                                             including exhibits
------------------------------------------- -------------------------------- -----------------------------------------

ITEM 1.

(a)      Name of Issuer:

                  Funco, Inc.

(b)      Address of Issuer's Principal Executive Offices:

                  10120 West 76th Street,  Eden Prairie, MN 55344

ITEM 2.

(a)      Name of Person Filing:

                  David R. Pomije

(b)      Address of Principal Business Office or, if none, Residence:

                  10120 West 76th Street, Eden Prairie, MN 55344

(c)      Citizenship:

                  United States of America

(d)      Title of Class of Securities:

                  Common Stock, Par Value,  $.01 Per Share

(e)      CUSIP Number:

                  360762-10-8





                                  SCHEDULE 13G

------------------------------------------- -------------------------------- -----------------------------------------
CUSIP No. 360762-10-8                                                        Page 4 of 5 pages
                                                                             including exhibits
------------------------------------------- -------------------------------- -----------------------------------------

ITEM 3.

If this statement is filed pursuant to ss. ss. 240.13d-1(b) or 240.13d-2(b) or
(c), check whether the person filing is a:  N/A

(a)  Broker or dealer registered under section 15 of the Act.
(b)  Bank as defined in section 3(a)(6) of the Act.
(c)  Insurance company as defined in section 3(a)(19) of the Act.
(d)  Investment company registered under section 8 of the Investment Company
     Act of 1940.
(e)  An investment adviser in accordance with rule 13d-1(b)(1)(ii)(E);
(f) An employee benefit plan or endowment fund in accordance with rule 13d-1(b)(1)(ii)(F);
(g) A parent holding company or control person in accordance with rule 13d-1(b)(1)(ii)(G);
(h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
(i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the
     Investment Company Act of 1940;
(j)  Group, in accordance with rule 13d-1(b)(1)(ii)(J).

ITEM 4.

Ownership:

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1:

         (a)  Amount beneficially owned:                                        -0-

             (b)  Percent of Class:                                             -0-

             (c)   Number of shares as to which the person has:

                  (i)  Sole power to vote or to direct the vote:                -0-

                 (ii)  Shared power to vote or to direct the vote:              -0-

                (iii)  Sole power to dispose or to direct the disposition of:   -0-

                 (iv)  Shared power to dispose or to direct the disposition of: -0-


                                  SCHEDULE 13G

-------------------------- -------------------------------- --------------------
CUSIP No. 360762-10-8                                       Page 5 of 5 pages,
                                                            including exhibits
-------------------------- -------------------------------- --------------------

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY OR CONTROL PERSON WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.  CERTIFICATION.

                  Not applicable


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:   June 20, 2000

                                                  /s/ David R. Pomije
                                                  -------------------
                                                  David R. Pomije